Exhibit 99.1

Contact:	Commercial Capital Bancorp, Inc.
	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARY TIMCOR
EXCHANGE CORPORATION ANNOUNCE ACQUISITION OF NORTH AMERICAN
EXCHANGE COMPANY IN ALL CASH TRANSACTION

– Concurrently Enter into Strategic Alliance with North American Title Group –
–Exchange Balances to be Deposited at Commercial Capital Bank –
– Increases Commercial Capital Bank’s Business Transaction Account Deposits –
– Increases Transaction Fee Income –
–Immediately Accretive to EPS –

IRVINE, CA – May 25, 2005 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), and TIMCOR Exchange Corporation (“TIMCOR”) announced today the signing of an agreement to acquire, and concurrent closing of the acquisition of, North American Exchange Company (“NAEC”), from North American Asset Development Corporation, a subsidiary of North American Title Group, Inc., in an all cash merger transaction. NAEC facilitates tax-deferred real estate exchanges nationwide pursuant to Section 1031 of the Internal Revenue Code of 1986 through its headquarters in Walnut Creek, California, offices in Long Beach, California; and Scottsdale, Arizona; and a presence in San Francisco, Los Angeles, and San Diego, California; Las Vegas, Nevada; Denver, Colorado; Miami, Florida; and Washington, DC. NAEC will continue to operate independently as North American Exchange Company, with Dia Demmon continuing to serve as its President. As a part of the transaction, TIMCOR, NAEC and their affiliated companies entered into a strategic alliance with North American Title Group, Inc., terms of which include the cross-referral of clients and the further development of mutual business opportunities related to 1031 exchanges, title and escrow orders.

As a qualified intermediary, NAEC has the discretion to select the financial institution that will hold on deposit their transaction related exchange balances, which totaled approximately $174 million at April 30, 2005. Concurrent with the close of the acquisition, NAEC deposited virtually all of its exchange balances at Commercial Capital Bank (the “Bank”). The exchange balances deposited and maintained at the Bank will increase the Bank’s total deposits and core business transaction deposits, decrease the Bank’s loans to deposits ratio, decrease the Bank’s cost of deposits and the Company’s cost of funds. Additionally, NAEC generates revenues through each exchange transaction by charging transaction fees, which fee income will enhance the Company’s noninterest income. The acquisition is anticipated to be immediately accretive to the Company’s earnings per share.

Stephen H. Gordon, Chairman and Chief Executive Officer of CCBI, commented, “The acquisition of North American Exchange demonstrates the determination of the Company in achieving its goal of further growing its liability base with high quality, lower cost, commercial business banking deposits both organically and through acquisitions. North American Exchange is a market leading, highly respected, sales intensive, rapidly growing, and well-branded company, comprised of a talented team led by a President with tremendous vision and history of success. We look forward to their immediate contributions to the Company.”

Dia Demmon, President of North American Exchange Company stated, “We are very excited about this acquisition, and for good reason. Having established a very successful and dynamic company in North American Exchange, we are confident that the financial strength of Commercial Capital Bancorp, the affiliation with Commercial Capital Bank, and the mutual focus on and expertise with income property investors will enhance the company’s market position and promote even stronger growth and profitability going forward.”

Timothy S. Harris, President of TIMCOR commented, “This acquisition places our companies amongst the national leaders in the 1031 exchange industry, with a significant combined number of completed transactions and exchange balances. The footprint of the companies includes a strong presence in both Northern and Southern California, as well as a presence in Nevada, Arizona, Colorado, Texas, Florida and the District of Columbia, and in June 2005, Illinois. Between the two companies and their range of products and services, we cover a tremendous amount of ground and are extremely competitive. We look forward to the continued profitable growth of these companies.”

At March 31, 2005, CCBI had total assets of $5.3 billion and the Bank had total deposits of $2.4 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in the Crystal Cove Promenade in Newport Coast, California in mid-2005. The Bank was the 2nd largest multi-family lender in California during the 12 months ended March 31, 2005 (source: Dataquick Information Systems) and the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). The Company is a leading Section 1031-exchange accommodator and facilitates exchange transactions nationwide through the TIMCOR and North American Exchange Company brand names through the companies’ headquarters in Los Angeles and Walnut Creek, California, respectfully, offices located in Long Beach, California; Scottsdale, Arizona; Houston, Texas; Miami, Florida; and a presence in San Francisco, Los Angeles, and San Diego, California; Las Vegas, Nevada; Denver, Colorado; and Washington, DC. TIMCOR has plans to open an office in Chicago, Illinois in June 2005.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.